United States

Securities and Exchange Commission

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 31, 2003

Hercules Incorporated
(Exact name of registrant as specified in its charter)

Delaware	001-00496	51-0023450
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Hercules Plaza

1313 North Market Street
Wilmington, Delaware 19894-0001
(Address of principal executive offices) (Zip Code)
(302) 594-5000
(Registrant's telephone number, including area code)

Item 12.    Results of Operations and Financial Condition.

On October 30, 2003, Hercules Incorporated ("Hercules") issued a press release containing its third quarter 2003 financial performance.  On that same date, Hercules hosted a teleconference to discuss its third quarter 2003 financial performance.  During the teleconference, Hercules indicated that cash flow provided by operations for the quarter and nine months ended September 30, 2003 was $71 million and $39 million, respectively.  On October 31, 2003, Hercules filed a current report on Form 8-K to furnish the press release.  The Form 8-K included a reconciliation of earnings before interest, taxes, depreciation and amortization ("EBITDA") to net cash provided by (used in) operations that indicated net cash provided by operations for the nine months ended September 30, 2003 was $39 million.  The Company has determined that cash flow provided by operations for the quarter and nine months ended September 30, 2003 was $61 million and $29 million, respectively, with a corresponding increase to cash flow provided by investing activities of $10 million in each period.  This change does not impact net cash flow for the quarter and nine-month periods.  The table below provides a revised reconciliation of EBITDA to net cash provided by (used in) operations for the nine months ended September 30, 2003 and 2002:

	Nine Months Ended
	September 30,
	2003	2002

EBITDA (See Table 1 of press release):	$254	$118
Provision for income taxes	(23)	11
Interest, debt expense and preferred security distributions	(99)	(122)
Operating cash flows, net	(103)	(260)

Net cash provided by (used in) operations	$29	$(253)

The information in this Current Report on Form 8-K shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities At of 1933 or the Exchange Act, unless the registrant expressly states otherwise.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 31, 2003	By:

HERCULES INCORPORATED

/s/ Fred G. Aanonsen
Fred G. Aanonsen
Vice President and Controller